CONSULTING AGREEMENT

      This agreement is entered into between MarketByte, LLC, a California Limited Liability Company (hereafter known as MBLLC) and AMNIS SYSTEMS INC., a Delaware Corporation (hereafter known as AMNM), with reference to the following facts.

      AMNM has expressed a desire to enter into this agreement with MBLLC to provide Internet Public Relations Services for AMNM. MBLLC is in the business of providing such services and desires to enter into an agreement with AMNM to provide these services for AMNM, a publicly traded company. This Agreement is for the purpose of defining the services to be provided and the rights and responsibilities of both parties.

I.    SERVICES PROVIDED BY MBLLC

      1. MBLLC agrees to prepare a detailed profile report on AMNM following certain guidelines that have already been established by MBLLC. The report shall be released during the month of May or June 2003, final date to be established by both parties.

      2. MBLLC agrees to expose all future editions to all the members of its proprietary OTC Journal database of over 1.2 million members.

      3. MBLLC will continue to release to its subscribers on the selected Newsletter all substantive information (i.e. Press Releases, Annual Reports, Analysts Reports, etc.), which AMNM has formally and officially released to the general public, for an indefinite period at the discretion of MBLLC.

      4. MBLLC reserves the right to share any views or opinions of its choosing with its proprietary database regarding the performance of AMNIS SYSTEMS INC stock. The management of AMNIS SYSTEMS INC shall have no editorial control over the content published on AMNIS SYSTEMS INC within the context of the OTC Journal, and as such both parties recognize that any opinions expressed in the OTC Journal are solely those of the editors.

II.   RESPONSIBILITIES OF AMNM

            1. AMNM agrees to assist MBLLC, as requested, in the preparation of the corporate profile report on said Company.

            2. AMNM will, if requested, provide or arrange to be provided to MBLLC or its designee, such accounting information as may be necessary to complete the corporate "due diligence" necessary to compile an accurate and detailed profile report on the companies.

            3. AMNM agrees to provide MBLLC with certain business and other material information about AMNM, its products, services, contracts, pending litigation, patents, trademarks and other such business matters which MBLLC may request and which MBLLC considers to be important for the completion of this contract.


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            4. AMNM agrees, during the term of this agreement, to notify MBLLC of any changes in the status or nature of its business, any pending litigation, or any other developments that may require further disclosure.

III.  COMPENSATION

            1. MBLLC shall receive a fee of twenty five thousand US dollars ($25,000), payable upon the signing of this agreement.

            2. MBLLC shall receive a fee of two million (2,000,000) newly issued shares of common stock in AMNIS SYSTEMS INC. The aforementioned shares shall have piggyback registration rights on any appropriate registration statement filed by the company.

IV.   REPRESENTATIONS BY MBLLC

            MBLLC represents, warrants, and covenants the following:

            1. MBLLC is a Company duly organized and existing under the laws of the State of California and is in good standing with the jurisdiction of its incorporation.

            2. MBLLC will disclose to AMNM any and all material facts and circumstances, which may affect its ability to perform it's undertaking herein.

            3. MBLLC will cooperate in a prompt and professional manner with AMNM or its agents in the performance of this Agreement.

V.    REPRESENTATIONS OF AMNM

            AMNM represents, warrants and covenants the following:

            1. AMNM will cooperate fully with MBLLC in executing the responsibilities required under this Agreement so that MBLLC may fulfill its responsibilities in a timely manner.

            2. AMNM will not circumvent this Agreement either directly or indirectly nor will it interfere with, impair, or delay MBLLC in performing work described in this Agreement. AMNM will not cause MBLLC to perform work not described in this Agreement.

            3. AMNM and each of its subsidiaries is a corporation duly organized and existing under the laws of its state of incorporation and is in good standing with the jurisdiction of its incorporation in each state where it is required to be qualified to do business.

            4. AMNM's articles of incorporation and by-law's delivered pursuant to this Agreement are true, and complete copies of it have been duly adopted.


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            5. AMNM will cooperate in a prompt and professional manner with
      MBLLC, its attorneys, accountants and agents during the performance of the obligations due under this Agreement.

            6. All financial information from AMNM will be provided to MBLLC in a timely and complete manner and all other information, which AMNM has previously provided to MBLLC concerning AMNM, is accurate and complete in every material respect. If it is later determined that such is not the case, it shall be considered a basis for the termination of this Agreement.

            7. AMNM does hereby state that all information supplied to MBLLC during the course of this Agreement shall be true and accurate to the best of AMNM's knowledge. AMNM agrees to hold MBLLC harmless for the accuracy of any information disclosed under this Agreement where the information was provided by AMNM to MBLCC.

VI.   CONFIDENTIALITY

           1. MBLLC agrees that all information received from AMNM shall be treated as confidential information and MBLLC shall not share such information with any other person or entity, except as required by MBLLC to fulfill this Agreement, without the express written consent of AMNM, unless such disclosure will not cause damages to AMNM or is already in the public domain. Furthermore, MBLLC shall not take any action with the intention of profiting from "insider information".

VII.  NOTICES

           Any notices from either party to the other shall be deemed received on the date such notice is personally delivered. Any notice sent by fax transmission shall be deemed received by the other party on the day it has been transmitted. Any notice sent by mail by either party to the other shall be deemed received on the third business day after it has been deposited at a United States or Canadian post office. For purposes of delivering or sending notice to the parties under this Agreement such notices shall be delivered or sent as follows:

      MarketByte LLC
      3525 Del Mar Heights Rd #334
      San Diego, CA 92130

      AMNIS SYSTEMS INC
      3450 Hillview Avenue
      Palo Alto, California 94304


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VIII. ENTIRE AGREEMENT

            Neither party has made representations to the other, which are not specifically set forth in this Agreement. There are no oral or other agreements between the parties that have been entered into prior or contemporaneously with the formation of this Agreement. All oral promises, agreements, representations, statements and warranties hereinafter asserted by one party against the other, shall be deemed to have been waived by such party asserting that they were made and this Agreement shall supersede all prior negotiations, statements, representations, warranties and agreements made or entered into between the parties to this Agreement.

IX.   NO ASSIGNMENT

            Neither party may assign any benefit due or delegate performance under this Agreement without the express written consent of the other party.

X.    CONSTRUCTION

            The laws of the State of California shall govern this Agreement.

XI.   ATTORNEYS FEES

            In any action concerning the enforcement, breach, or interpretation of this Agreement, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees from the other party, in addition to any other relief granted by the court.

XII.  WAIVER

            The waiver of any provision of this Agreement by either party shall not be deemed to be a continuing waiver or a waiver of any other provision of this Agreement by either party.

XIII. SEVERABILITY

            If any provision of this Agreement or any subsequent modifications hereof are found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall continue to remain in full force and effect.

XIV.  AUTHORITY TO ENTER INTO AGREEMENT

           The individuals signing this Agreement below represent to each other that they have the authority to bind their respective corporations to the terms and conditions of this Agreement. The individuals shall not, however have personal liability by executing this Agreement and sign this Agreement only in their representative capacities as authorized officers of the AMNM and MBLLC respectively.


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XV.   INDEMNIFICATION

      MBLLC agrees to indemnify AMNM from any liability or claim arising out of any act or omission on the part of MBLLC that would be in violation of any securities laws and regulations.

      IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on this 19th day of May 2003.

AMNIS SYSTEMS INC                       MARKETBYTE, LLC


-----------------------------------     ----------------------------------------
Scott Mac Caughern                      Lawrence D. Isen
CEO, Amnis Systems, Inc.                Authorized Signing Member


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